UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 30, 2009

M LINE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53265 (Commission File Number)	88-0375818 (I.R.S. Employer Identification No.)

2672 Dow Avenue Tustin, CA 92780 (Address of principal executive offices) (zip code)

(714) 630-6253 (Registrant’s telephone number, including area code)

Gateway International Holdings, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On June 30, 2009, we entered into a binding Letter of Intent (the “LOI”) with Money Line Capital, Inc., a California corporation (“MLCI”), and our largest shareholder.  Under the LOI the parties agree to complete a transaction whereby all the MLCI shareholders will exchange their shares of MLCI stock for shares of our stock.  No cash will be exchanged under the transaction.  The parties have agreed to negotiate in good faith to close the transaction on or before January 29, 2010.  The LOI is predicated on us being current in our reporting obligations under the Securities and Exchange Act of 1934, as amended, and being publicly-traded at the time of the closing; and MLCI having its financial statements (and its subsidiaries, as applicable) audited for the period ended June 30, 2009, as well as completing a valuation by a qualified third-party company.

Item 7.01	Regulation FD Disclosure.

On July 6, 2009, we issued a press release announcing a binding letter of intent between us and Money Line Capital, Inc., a copy of which is furnished with this Current Report as Exhibit 99.1.

Item 8.01          Other Events.

On June 30, 2009, our Board of Directors unanimously agreed to discontinue the operations of All American CNC Sales, Inc., one of our wholly-owned subsidiaries.  All American sold new computer numerically controlled (CNC) machine tools and provided parts and service for Fadal CNC machine tool equipment.  Our Board of Directors elected to discontinue these operations since it was not financially feasible to continue to operate this subsidiary.  We discontinued these operations effective June 30, 2009.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter of Intent by and between M Line Holdings, Inc. and Money Line Capital, Inc. dated June 30, 2009

99.1	Press release dated July 6, 2009 issued by M Line Holdings, Inc., announcing binding Letter of Intent with Money Line Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M Line Holdings, Inc.
a Nevada corporation

Dated: July 6, 2009		/s/ George Colin
	By:	George Colin
	Its:	Chief Executive Officer